Exhibit 99

UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR THE THIRD QUARTER OF FISCAL 2016

Wilmington, MA (June 29, 2016) -- UniFirst Corporation (NYSE: UNF) today announced results for its third quarter ended May 28, 2016. Revenues for the quarter were $367.8 million, up 0.6% from $365.6 million in the same year ago period. Net income was $30.1 million ($1.49 per diluted share), down 7.2% from $32.5 million ($1.61 per diluted share) in the third quarter of fiscal 2015.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “Our growth during the third quarter continued to be negatively impacted by the loss of uniform wearers and customers in energy dependent markets in the United States and Canada as well as uneven growth in recent non-farm payroll employment. We are addressing these challenges by continuing our focus on matters within our control, such as providing high quality service to our broad customer base.”

Core Laundry revenues in the quarter were $331.2 million, up 1.1% from those reported in the prior year’s third quarter. Adjusting for the effects of acquisitions and a weaker Canadian dollar, revenues grew 1.0%. This segment’s operating income decreased 8.8% and its operating margin declined to 12.9% from 14.3% for the same period, a year ago. Many of this segment’s expenses, including those related to its production facilities, selling and administrative efforts and depreciation were higher than the prior year. In the absence of more significant revenue growth, the increase in expenses negatively impacted this segment’s margin. These items were partially offset by lower energy and legal expenses during the quarter compared to a year ago.

Revenues and operating income for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, declined 6.9% and 11.7%, respectively, compared to a year ago. As a reminder, the results from this segment can vary significantly from quarter to quarter due to seasonality and timing of reactor outages and related projects. Through the first nine months of fiscal 2016, this segment has produced solid results, with revenues and operating income growing 6.4% and 53.3%, respectively, over the same period a year ago.

UniFirst continues to maintain a solid balance sheet with no long-term debt and increasing cash balances. Net cash provided by operating activities in the first nine months of fiscal 2016 was $161.1 million, up 1.7% from the same period in fiscal 2015, and cash and cash equivalents at the end of the fiscal quarter totaled $347.6 million, up from $276.6 million at the end of fiscal 2015.

Outlook

Mr. Croatti continued, “At this time, we expect that our fiscal 2016 revenues will be between $1.460 billion and $1.470 billion and continue to believe that our full year diluted EPS will be between $5.45 and $5.65.”

Conference Call Information

UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation

Headquartered in Wilmington, Mass., UniFirst Corporation is a North American leader in the supply and servicing of uniform and workwear programs, as well as the delivery of facility service programs. Together with its subsidiaries, the company also provides first aid and safety products, and manages specialized garment programs for the cleanroom and nuclear industries. UniFirst manufactures its own branded workwear, protective clothing, and floorcare products, and with more than 225 service locations, 275,000 customer locations, and 12,000 employee Team Partners, the Company outfits more than 1.5 million workers each business day. UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index. For more information visit www.unifirst.com.

Forward Looking Statements

This public announcement contains forward looking statements that reflect the Company’s current views with respect to future events and financial performance, including projected revenues and earnings per share. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “could,” “should,” “may,” “will,” or the negative versions thereof, and similar expressions and by the context in which they are used. Such forward looking statements are based upon our current expectations and speak only as of the date made. Such statements are highly dependent upon a variety of risks, uncertainties and other important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, our ability to compete successfully without any significant degradation in our margin rates, uncertainties caused by the continuing adverse worldwide economic conditions and their impact on our customers’ businesses and workforce levels, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, any adverse outcome of pending or future contingencies or claims, uncertainties regarding our ability to consummate and successfully integrate acquired businesses, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the continuing increase in domestic healthcare costs, including the ultimate impact of the Affordable Care Act, our retention of customers and renewal of customer contracts, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the negative effect on our business from sharply depressed oil prices, fluctuation on our revenue and net income from our specialty garments segment, the effect of currency fluctuations on our results of operations and financial condition, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, the impact on our goodwill and intangibles that might result from adverse financial and economic changes, our ability to properly and efficiently design, construct, implement and operate our new customer relationship management (“CRM”) computer system, interruptions or failures of our information technology systems, including as a result of cyber-attacks, failure to comply with other state and federal regulations that might result in penalties or costs, seasonal and quarterly fluctuations in business levels, any loss of key management or other personnel, our dependence on third parties to supply us with raw materials, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, demand and prices for our products and services, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 29, 2015 and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Thirteen weeks ended May 28,	Thirteen weeks ended May 30,	Thirty-nine weeks ended May 28,	Thirty-nine weeks ended May 30,
(In thousands, except per share data)	2016	2015	2016	2015

Revenues	$367,799	$365,574	$1,104,280	$1,097,397

Operating expenses:
Cost of revenues (1)	224,932	221,995	677,207	665,222
Selling and administrative expenses (1)	74,541	72,205	222,713	221,832
Depreciation and amortization	20,409	19,022	59,956	55,851
Total operating expenses	319,882	313,222	959,876	942,905

Income from operations	47,917	52,352	144,404	154,492

Other (income) expense:
Interest expense	211	221	650	648
Interest income	(902)	(784)	(2,558)	(2,532)
Foreign exchange (gain) loss	(91)	72	256	1,323
Total other (income) expense	(782)	(491)	(1,652)	(561)

Income before income taxes	48,699	52,843	146,056	155,053
Provision for income taxes	18,555	20,344	56,524	59,695

Net income	$30,144	$32,499	$89,532	$95,358

Income per share – Basic
Common Stock	$1.57	$1.70	$4.67	$4.99
Class B Common Stock	$1.26	$1.36	$3.74	$3.99

Income per share – Diluted
Common Stock	$1.49	$1.61	$4.43	$4.72

Income allocated to – Basic
Common Stock	$23,939	$25,817	$71,172	$75,650
Class B Common Stock	$6,061	$6,483	$17,956	$18,954

Income allocated to – Diluted
Common Stock	$30,007	$32,310	$89,149	$94,644

Weighted average number of shares outstanding – Basic
Common Stock	15,253	15,207	15,238	15,173
Class B Common Stock	4,827	4,773	4,805	4,752

Weighted average number of shares outstanding – Diluted
Common Stock	20,183	20,118	20,141	20,057

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets.

UniFirst Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)	May 28, 2016 (1)	August 29, 2015
Assets
Current assets:
Cash and cash equivalents	$347,583	$276,553
Receivables, net	158,273	151,851
Inventories	76,347	80,449
Rental merchandise in service	140,279	140,384
Prepaid and deferred income taxes	424	204
Prepaid expenses and other current assets	12,993	12,382

Total current assets	735,899	661,823

Property, plant and equipment, net	532,881	513,853

Goodwill	320,247	313,133
Customer contracts and other intangible assets, net	38,576	40,049
Deferred income taxes	—	1,475
Other assets	3,388	2,904

	$1,630,991	$1,533,237

Liabilities and shareholders' equity
Current liabilities:
Loans payable	$—	$1,385
Accounts payable	49,216	50,826
Accrued liabilities	120,425	113,022
Accrued and deferred income taxes	—	18,878

Total current liabilities	169,641	184,111

Long-term liabilities:
Accrued liabilities	58,151	54,566
Accrued and deferred income taxes	73,623	52,352

Total long-term liabilities	131,774	106,918

Shareholders' equity:
Common Stock	1,540	1,525
Class B Common Stock	485	485
Capital surplus	68,179	67,611
Retained earnings	1,284,373	1,197,000
Accumulated other comprehensive (loss) income	(25,001)	(24,413)

Total shareholders' equity	1,329,576	1,242,208

	$1,630,991	$1,533,237

(1)

In the second fiscal quarter of 2016, the Company adopted updated accounting guidance on the presentation of deferred income taxes. This adoption required that deferred tax liabilities and assets be classified as noncurrent in the Consolidated Balance Sheet. The Company elected to account for this change in presentation prospectively and prior periods were not retroactively adjusted.

UniFirst Corporation and Subsidiaries

Detail of Operating Results

(Unaudited)

Revenues

	Thirteen weeks ended May 28,	Thirteen weeks ended May 30,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$331,224	$327,770	$3,454	1.1%
Specialty Garments	24,081	25,854	(1,773)	-6.9
First Aid	12,494	11,950	544	4.6
Consolidated total	$367,799	$365,574	$2,225	0.6%

	Thirty-nine weeks ended May 28,	Thirty-nine weeks ended May 30,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$997,626	$995,685	$1,941	0.2%
Specialty Garments	71,302	66,991	4,311	6.4
First Aid	35,352	34,721	631	1.8
Consolidated total	$1,104,280	$1,097,397	$6,883	0.6%

Income from Operations

	Thirteen weeks ended May 28,	Thirteen weeks ended May 30,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$42,784	$46,934	$(4,150)	-8.8%
Specialty Garments	3,559	4,032	(473)	-11.7
First Aid	1,574	1,386	188	13.6
Consolidated total	$47,917	$52,352	$(4,435)	-8.5%

	Thirty-nine weeks ended May 28,	Thirty-nine weeks ended May 30,	Dollar	Percent
(In thousands, except percentages)	2016	2015	Change	Change

Core Laundry Operations	$131,885	$144,731	$(12,846)	-8.9%
Specialty Garments	8,991	5,865	3,126	53.3
First Aid	3,528	3,896	(368)	-9.4
Consolidated total	$144,404	$154,492	$(10,088)	-6.5%

UniFirst Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)	Thirty-nine weeks ended May 28, 2016	Thirty-nine weeks ended May 30, 2015
Cash flows from operating activities:
Net income	$89,532	$95,358
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	53,556	49,270
Amortization of intangible assets	6,400	6,581
Amortization of deferred financing costs	156	156
Share-based compensation	3,625	4,413
Accretion on environmental contingencies	502	452
Accretion on asset retirement obligations	599	503
Deferred income taxes	6,034	6,668
Changes in assets and liabilities, net of acquisitions:
Receivables	(5,698)	(9,463)
Inventories	4,063	(5,714)
Rental merchandise in service	1,571	1,417
Prepaid expenses and other current assets	(1,356)	(7,812)
Accounts payable	(1,627)	(2,106)
Accrued liabilities	6,358	10,283
Prepaid and accrued income taxes	(2,635)	8,408
Net cash provided by operating activities	161,080	158,414

Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(10,861)	(19,815)
Capital expenditures	(72,065)	(82,272)
Other	(64)	(1,160)
Net cash used in investing activities	(82,990)	(103,247)

Cash flows from financing activities:
Proceeds from loans payable and long-term debt	—	5,401
Payments on loans payable and long-term debt	(1,326)	(9,580)
Payment of deferred financing costs	(813)	—
Proceeds from exercise of Common Stock options, including excess tax benefits	1,394	8,055
Taxes withheld and paid related to net share settlement of equity awards	(4,425)	(5,002)
Payment of cash dividends	(2,155)	(2,151)
Net cash used in financing activities	(7,325)	(3,277)

Effect of exchange rate changes on cash	265	(7,987)

Net increase in cash and cash equivalents	71,030	43,903
Cash and cash equivalents at beginning of period	276,553	191,769

Cash and cash equivalents at end of period	$347,583	$235,672